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              Allied Digital Technologies Corp. and Subsidiaries

EXHIBIT 11

Computation of Primary Earnings Per Common and Common Equivalent Share

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                                                                           Three-Month Period Ended
                                                                          ---------------------------
                                                                                   October 31,
                                                                          ---------------------------
                                                                             1997             1996
                                                                          ----------       ----------

Primary earnings per common and common equivalent share:

Net income                                                               $ 1,090,000     $   488,000

Weighted average number of common shares outstanding                      13,619,644      13,619,644
Dilutive effect of common stock equivalents                                   38,453           --
Weighted average number of common and common                             -----------      ----------

     equivalent shares outstanding                                        13,658,097      13,619,644

Primary earnings per common and common equivalent shares outstanding            $.08            $.04


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